Exhibit 10.14

November 25, 2002

Stephen M.R. Covey
2460 North Canyon Road
Provo, UT 84604

Dear Stephen:

        This letter memorializes the agreement between you and Franklin Covey regarding your sabbatical leave of absence from Franklin Covey.

        1.        Sabbatical Leave. You are entitled to take a 12-month sabbatical leave of absence, commencing May 12, 2002, and ending May 10, 2003 (the "Sabbatical Leave"). Your employment will terminate upon commencement of your Sabbatical Leave. During your Sabbatical Leave, you will receive the gross amount of $362,000 (your most recent $268,000 regular salary, plus a bonus in the amount of $94,000), less all applicable withholdings, payable in twenty-six (26) bi-weekly installments corresponding to Franklin Covey's regular payroll dates, commencing May 31, 2002.

        2.        Severance. In the event you do not resume your active employment with Franklin Covey at the conclusion of your Sabbatical Leave, whether by your choice or Franklin Covey's choice, you will be entitled to receive severance in the gross amount of $543,000, less all applicable withholdings, payable in thirty-nine (39) bi-weekly installments corresponding to Franklin Covey's regular payroll dates, commencing on May 31, 2003 (the "Severance Period").

        3.        COBRA During the Sabbatical Leave. Commencing with your Sabbatical Leave, you will be eligible as a terminated employee to continue any health and dental benefits that were elected by you and are in place immediately prior to your Sabbatical Leave pursuant to COBRA. COBRA coverage is available for up to eighteen (18) months following the date of termination of your employment. If you elect COBRA coverage, Franklin Covey will pay an amount approximately equal to your monthly COBRA premium, including the administrative charge, for each month during your Sabbatical Leave. You are responsible to review all COBRA materials, elect coverage, and pay the applicable COBRA premium for as long as you are eligible and elect the coverage. COBRA information will be sent to your home address following the Effective Date of Termination. COBRA rates may change at any time. The foregoing COBRA premium reimbursement payment will increase or decrease to match any increase or decrease in the applicable COBRA rate.

        4.        Medical Coverage Following COBRA Period. In the event you do not resume your active employment with Franklin Covey at the conclusion of your Sabbatical Leave, (i) you will continue to be eligible for continued health care coverage pursuant to COBRA, under the terms of paragraph 3 above, for the remaining six months of the statutory COBRA period that commenced with your Sabbatical Leave, and (ii) commencing upon the expiration of the statutory COBRA period, and for the balance of the time you are receiving severance payments pursuant to paragraph 2, above, Franklin Covey shall reimburse you, within 30 days after receipt of your written request therefore (accompanied by documentation verifying your payment thereof), the premiums you pay to procure health insurance coverage comparable to the coverage you and your family received under COBRA.

        5.        Office Equipment. If you decide not to return to Franklin Covey at the conclusion of your sabbatical leave of absence, you agree to return to Franklin Covey, within 15 days after the date of written request, at Franklin Covey's expense, any computers, printers, fax machines, telephones or other business or office equipment or furniture in your possession that is owned by Franklin Covey.

        6.        Noncompete; Nondisclosure; Nonsolicitation; Nondisparagement. During the course of your employment with Franklin Covey, you have obtained information or knowledge, which is confidential or proprietary in nature relating to Franklin Covey's business, operations, services, products or equipment. To remain eligible to receive the payments and benefits described herein, you agree that for a period of two (2) years from the Effective Date of this Agreement, you will not; (i) exploit, disclose or assist others in exploiting, using or disclosing, to compete or to assist others to compete, directly or indirectly, with the business of Franklin Covey, any Franklin Covey proprietary information or proprietary documents including, without limitation: (a) market, business or alliance strategies or initiatives; (b) training services pricing and material pricing information or strategies; (c) new product or training seminar concepts, or ideas; (d) financial or information technology initiatives, status or expectations; (e) market research results; (f) marketing and product strategies; (g) customer lists; and (h) vendor and supplier lists; or (ii) solicit to work in any field or industry or otherwise induce any employee of Franklin Covey to terminate his/her employment with Franklin Covey for any reason. Further, you agree that for a period of two (2) years, you will not make any statements to third parties that disparage, demean, or criticize Franklin Covey officers, management, employees, business practices, strategies, products, or services. The foregoing shall not prevent you from making truthful statements under oath as a witness in a proceeding by a court of competent jurisdiction or administrative agency. Notwithstanding the foregoing provisions of this Paragraph 6, nothing herein shall prevent you from doing business and competing in the training/learning industry, provided that (1) you do not disclose Franklin Covey proprietary information or proprietary documents as stated above, and (2) for a period of two (2) years from the Effective Date of this Agreement, you do not personally work for or personally do business with the following entities: Electronic Data Systems, Shea Homes, Ritz-Carlton, Comcast, Campbell Soup and Avon. Notwithstanding the foregoing provisions of this Paragraph 6, any intellectual property that you develop during your Sabbatical Leave or thereafter (except when employed by Franklin Covey), including but not limited to books, training materials, articles and papers ("your intellectual property"), shall be owned by you, provided that your intellectual property was not developed utilizing Franklin Covey facilities and personnel. Provided you give appropriate attribution to Stephen R. Covey and Franklin Covey, you are expressly permitted to reference, expand upon or further develop in books, articles and other published media (including audio and video tapes) any distinct principle, concept or idea contained in works developed partially or wholly by Stephen R. Covey (including "The 7 Habits of Highly Effective People") that are owned by or licensed to Franklin Covey ("Your Works"). You agree to negotiate in good faith to grant to Franklin Covey the exclusive right to market and deliver any training curricula based upon Your Works; provided, however, that if you and Franklin Covey are unable, each acting in good faith, to reach agreement on such terms, you shall have the exclusive right to develop, market and deliver training curricula based upon Your Works.

        7.        General Release. For and in consideration of the payments and benefits described herein, the receipt and sufficiency of which you hereby acknowledge, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, you hereby fully and forever unconditionally release and discharge Franklin Covey Co., all of its affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as "Releasees") of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by Franklin Covey, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Rehabilitation Act of 1973, the American With Disabilities Act, and the Equal Pay Act. You warrant that you have not assigned or transferred any right or claim described in this general release. You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you. You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

        8.        Acknowledgment. You acknowledge that you have read this agreement, understand its terms, and have had an opportunity to have answered to your satisfaction any questions concerning the terms hereof. You execute this agreement voluntarily and of your own free will and choice, after having been advised to seek your own legal counsel, without threat, coercion or duress, intending to be legally bound.

        9.        Remedies. In addition to any other legal or equitable remedies Franklin Covey may have, all unpaid payments and benefits described in this agreement shall be immediately canceled, terminated and forfeited in their entirety in the event you violate any of the provisions hereof.

        10.        overning Law. The laws of the State of Utah shall govern this agreement. This is the entire agreement between the parties. No other promises or agreements have been made to you except as stated in this agreement. This agreement may not be changed or modified except by a written document signed by the parties.

        11.        Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings between the parties regarding such subject matter other than those expressly set forth or referred to herein. This Agreement supersedes all other prior written and verbal agreements and understandings between the parties with respect to such subject matter.

        The Effective Date of this Agreement is May 12, 2002.

        Please signify your agreement with the foregoing by signing both original letters where indicated below and returning one original to me.

Sincerely,

/s/ ROBERT A. WHITMAN

Robert A. Whitman
Chief Executive Officer

ACCEPTED AND AGREED
This 25th day of November, 2002.

/s/ STEPHEN M.R. COVEY
Stephen M. R. Covey